Exhibit 5.1

February 8, 2019

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, PA 17257

Re:    Securities Being Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Orrstown Financial Services, Inc., a Pennsylvania corporation (the “Company”), to exchange up to $32,500,000 aggregate principal amount of its 6.0 % Fixed to Floating Rate Subordinated Notes due 2028 (the “Exchange Securities”) for its existing 6.0 % Fixed to Floating Rate Subordinated Notes due 2028 (the “Securities”). The Exchange Securities are to be issued in accordance with the provisions of the Indenture (the “Indenture”), dated as of December 19, 2018, among the Company and U.S. Bank, National Association (the “Trustee”) as contemplated by the Registration Rights Agreement, dated as of December 19, 2018, among the Company and the purchasers of the Securities (the “Registration Rights Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the law of the State of New York.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that when the Exchange Securities (in the form examined by us) are duly executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) against receipt of Securities surrendered in exchange therefor in accordance with the terms of such exchange offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the Exchange Securities will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. We express no opinion as to the validity, binding effect or enforceability of any provision in the Exchange Securities or the Indenture to the extent it violates any applicable statute of limitations or relates to the choice of forum for resolving disputes.

Orrstown Financial Services, Inc.

February 8, 2019

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP